Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-238143, 333-258996 and 333-269875) and Form S-3 (File Nos. 333-258946, 333-259347 and 265469) of Super League Gaming, Inc. of our report dated March 31, 2023, which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt regarding the Company's ability to continue as a going concern, relating to the consolidated financial statements of Super League Gaming, Inc., appearing in this Annual Report on Form 10-K of Super League Gaming, Inc.

/s/ Baker Tilly US, LLP

Los Angeles, California

March 31, 2023